Exhibit 99.4

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR
A SOLICITATION OF ANY KIND.  SUCH AN OFFER OR SOLICITATION WILL BE
MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS

EXCHANGE AND VOTING AGREEMENT

EXCHANGE AND VOTING AGREEMENT, dated as of March 24, 2003, by and among Broadwing Inc., an Ohio corporation (the “Company”), and the undersigned beneficial owners of (or investment managers or advisors for accounts or funds that own) the 12 ½% Series B Junior Exchangeable Preferred Stock due 2009 (the “Preferred Stock”) of Broadwing Communications Inc., a Delaware corporation and a subsidiary of the Company (“BCI”) (together with their applicable transferees, successors and assigns, each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, the Company intends to offer to exchange (the “Exchange Offer”) each outstanding share of the Preferred Stock for shares of the Company’s common stock, par value $0.01 per share (the “Broadwing Stock”), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the “Consent Solicitation”) of consents of the Stockholders to certain amendments to the Certificate of Designation (as defined below) to, among other things, eliminate all voting rights and restrictive covenants therein all as contemplated by the Exchange Offer and Consent Solicitation;

WHEREAS, the Company and the Stockholders have engaged in good faith negotiations with the objective of consummating the Exchange Offer and Consent Solicitation substantially on the terms set forth in the Term Sheet attached hereto as Annex A, as each may be amended in accordance with the terms hereof; and

WHEREAS, the Company and the Stockholders desire that the Company conduct the Exchange Offer and the Consent Solicitation as soon as practicable all as contemplated by the Exchange Offer and Consent Solicitation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1.  Definitions.  Capitalized terms used and not defined in this Agreement have the meaning ascribed to them in the Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Exchange and Voting Agreement, including the Schedule and Annex hereto.

“Certificate of Designation” means  the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 12 ½% Junior Exchangeable Preferred Stock Due 2009 and 12 ½% Series B Junior Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and Restrictions Thereof, relating to the Preferred Stock, as amended and supplemented through the date hereof.

“Engagement Letters” means the letter agreement by and between Houlihan Lokey Howard & Zukin, the Company and BCI dated February 10, 2003 and the letter agreement by and between Akin Gump Strauss Hauer & Feld, LLP and BCI dated January 29, 2003.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 66 2/3% of the outstanding shares of the Preferred Stock.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Required Holders” means the Stockholders that hold, in the aggregate, at least a majority of the outstanding shares of Preferred Stock held by all of the Stockholders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Term Sheet” means that certain Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Exchange Offer and Consent Solicitation.  The Term Sheet shall be deemed a part of this Agreement and references to the Agreement shall be deemed to include the Term Sheet.

“Transfer” means to directly or indirectly (i) sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, voting trust, commitment or other arrangement to sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.  The term “constructive sale” means a short sale with respect to the subject security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

2.  Agreement to Complete the Exchange Offer and Consent Solicitation.  Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable efforts to complete the Exchange Offer and Consent Solicitation.  The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

3.  Agreements of the Company.  (a) The Company agrees to use its commercially reasonable efforts to commence the Exchange Offer and the Consent Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission (the “Commission”), and to cause the Registration Statement (as defined below) to be declared effective under the Securities Act as promptly as practicable.

(b)  The Company shall file, on or before April 15, 2003, with the Commission a Registration Statement on Form S-4 or any other appropriate form (the “Registration Statement”) under the Securities Act covering the offering of the shares of Broadwing Stock to be offered in exchange for the shares of Preferred Stock in connection with the Exchange Offer.

(c)  Nothing in this Agreement shall be deemed to prevent the Company or BCI from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company or BCI owes to any other Person; provided, however, that such fiduciary or similar duty shall apply only in the circumstance that BCI or the Company receives an unsolicited offer or expression of bona fide interest from a third party with respect to a potential merger, acquisition, business combination or other strategic combination involving BCI or the Company; it being understood and agreed that if any such action (or failure to act) that the board of directors of BCI or the Company determines to be in the best interests of BCI or the Company would alter the terms of the Exchange Offer and Consent Solicitation in a manner not permitted by Section 6, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire.

(d)  The Company shall provide the Stockholders with a reasonable opportunity to review and comment upon the form and substance of the documents and other materials that the Company shall distribute to the Stockholders to effect the Exchange Offer and Consent Solicitation.

(e) The Company will provide the Stockholders with written notice of any executed amendments, waivers or supplements (other than any amendments, waivers or supplements relating to immaterial, and non-economic matters) to the terms of the Sale Agreement (as defined below) immediately after the execution of any such amendment, waiver or supplement.  The Company hereby acknowledges that its failure to provide such notice will preclude the Company’s right to terminate this Agreement pursuant to Section 7(vi).

4.  Agreements of the Stockholders.  Subject to the terms and conditions of this Agreement:

(a)  Each Stockholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Exchange Offer and Consent Solicitation and when solicited in accordance with applicable securities law, to:

(i)  tender (or cause to be tendered) all of the Preferred Stock held by such Stockholder in exchange for shares of Broadwing Stock pursuant to and in accordance with the Exchange Offer and Consent Solicitation within 10 business days following the commencement of the Exchange Offer;

(ii) vote (or cause to be voted) its shares of Preferred Stock to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation; and

(iii) not withdraw or revoke any (or cause not to be withdrawn or revoked) of the foregoing unless and until this Agreement is terminated in accordance with its terms.

Each Stockholder acknowledges that by tendering its Preferred Stock in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the amendments to the Certificate of Designation.

In furtherance of the foregoing, each Stockholder hereby grants, so long as this Agreement remains in effect, an irrevocable proxy, coupled with an interest, to each of the President and the Secretary of the Company and any other Company-authorized representative or agent to vote all of the shares of the Preferred Stock beneficially owned by such Stockholder to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation.  So long as this Agreement remains in effect, such Stockholder hereby ratifies and approves of each and every action taken by the President and the Secretary of the Company and any other Company-authorized representative or agent pursuant to the foregoing proxy.  So long as this Agreement remains in effect, if requested by the Company, such Stockholder will execute and deliver applicable proxy materials in furtherance of the provisions of this Section 4(a).

(b)  Each Stockholder agrees, so long as this Agreement remains in effect, not to Transfer any of the shares of Preferred Stock held by it, in whole or in part, unless the transferee agrees in writing to be bound by the terms of this Agreement.  In the event that any Stockholder Transfers any of the Preferred Stock, as a condition precedent to such Transfer, such Stockholder shall notify the Company prior to such transfer and agrees to cause the transferee to execute and deliver an acknowledgement, in the form attached hereto as Annex B, whereby such transferee agrees to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect.  Such acknowledgement shall be delivered to the Company prior to the consummation of such Transfer.  Any Transfer of the Preferred Stock in violation of the foregoing shall be deemed void.

(c)  Each Stockholder agrees, so long as this Agreement remains in effect, not to  commit any act that could restrict or otherwise affect its legal power, authority or right to tender or vote all of the shares of Preferred Stock then owned of record or beneficially by it.  So long as this Agreement remains in effect, no Stockholder will enter into any voting agreement with any person or entity with respect to any of such  shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such shares, deposit any of such shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder’s legal power, authority or right to vote such shares to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation.

(d)  Subject to the provisions of Section 29, each Stockholder agrees that it will permit public disclosure, including in a press release and in the registration statement for the Exchange Offer and Consent Solicitation, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 4 and the Term Sheet; provided, however, unless required by applicable law, such press release will not include the name of any of the Stockholders.

(e)  Each Stockholder further agrees, so long as this Agreement remains in effect, that it will not object to, or otherwise commence or support any proceeding or material action to oppose, the Exchange Offer and Consent Solicitation and shall not take any action that (x) is materially inconsistent with its representations, warranties and agreements set forth herein or (y) would unreasonably delay the consummation of the Exchange Offer and Consent Solicitation.

5.  Effectiveness of this Agreement.  The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt by the Company of the consent and signature hereto of each of the Stockholders listed on Schedule A hereto; provided that such Stockholders hold in the aggregate not less than 66 2/3% of the outstanding shares of the Preferred Stock.

6.  Amendments to the Exchange Offer and Consent Solicitation.  The Company shall not alter the material terms and conditions of the Exchange Offer and Consent Solicitation as set forth in the Term Sheet in a manner adverse to the Stockholders without the prior written consent of the Stockholders.  Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

7.  Termination of Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, unless the Exchange Offer and Consent Solicitation have been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i)  mutual written consent of the Company and each Stockholder;

(ii) written notice from the Company to the Stockholders, in the event the Minimum Tender Condition is not satisfied at any time after the effectiveness of this Agreement;

(iii) written notice from the Required Holders to the other signatories hereto of an alteration by the Company of the terms of the Exchange Offer and Consent Solicitation not permitted under Section 6;

(iv) written notice from the Company to the Stockholders of the Company’s intent to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company pursuant to the exercise of its fiduciary duties in accordance with Section 3(c);

(v) written notice from the Company or the Required Holders to the other signatories hereto after July 30, 2003, if the closing of the Exchange Offer and Consent Solicitation has not occurred on or before such date;

(vi) written notice from the Company to the Stockholders, if the “First Stage Closing” referred to in the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003 (the “Sale Agreement”) between certain subsidiaries of BCI, as Sellers, and the Buyers party thereto shall not have been consummated by June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement, together with any immaterial and non-economic amendments, waivers or supplements thereto after the date hereof;

(vii)  written notice from the Required Holders to the other signatories hereto, if the Company or BCI shall make an assignment for the benefit of creditors, or an order, judgment or decree shall be entered adjudicating the Company or BCI bankrupt or insolvent, or any order for relief with respect to the Company or BCI is entered under the U.S. Bankruptcy Code, or the Company or BCI petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or BCI or of any substantial part of the assets of the Company or BCI, or commences any proceeding relating to the Company or BCI under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against the Company or BCI and either (A) the Company or BCI by any act indicates its approval thereof, consents thereto or acquiescences therein or (B) such petition, application or proceeding is not dismissed within 60 days; and

(viii)  written notice from the Company or the Required Holders, as the case may be, to the other signatories hereto, if any Stockholder or the Company, respectively, shall fail to perform, in any material respect, any of its obligations hereunder and such failure shall remain uncured at the conclusion of the ten-business-day period that shall commence on the date on which the Company or the Required Holders, as the case may be, give such written notice.

8.  Representations and Warranties.  (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, order, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Broadwing Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a Statement on Schedule TO with respect to the Exchange Offer, including the exhibits thereto, (C) such other filings as may be necessary or required by the Commission and (D) any filings required under the HSR Act;

(iv) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)  Each of the Stockholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Stockholder (together with its affiliates) is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the number of shares of Preferred Stock, set forth opposite such Stockholder’s name on Schedule A hereto, with the requisite power and authority to vote and dispose of such Preferred Stock, and such shares of Preferred Stock are owned free and clear of any liens, encumbrances, equities or claims;

(ii) as of the date of this Agreement and for so long as this Agreement remains in effect, such Stockholder has full legal power, authority and right to vote all of such shares of Preferred Stock then held of record or beneficially owned by it to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Certificate of Designation without the consent, approval of, or any other action on the part of, any other person or entity; and such Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of such shares, granted to any person or entity any of such shares, deposited any such shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote such shares on any matter;

(iii) such Stockholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Stockholder to decide to tender its Preferred Stock and grant its consent pursuant to the Exchange Offer and Consent Solicitation, respectively; and

(iv) as of the date of this Agreement, such Stockholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

(c)  The Company further represents and warrants to the Stockholders that, upon the delivery of the Broadwing Stock to the Stockholders upon consummation of with the Exchange Offer, the Broadwing Stock may be resold without registration under the Securities Act; provided that such Stockholder is not an “affiliate” (as defined in the Securities Act) of the Company and would not be deemed an “underwriter” (as defined in the Securities Act) with respect to the Broadwing Stock.

9.  No Public Announcement.  Each Stockholder agrees that it shall not make any announcement or disclosure regarding this Agreement or the transactions contemplated herein without the prior written consent of the Company.

10.  Good Faith.  Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

11.  Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

12.  No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in BCI.

13.   Stop Transfer Restriction.  In furtherance of this Agreement, each of the Stockholders shall, and hereby does, authorize the Company’s counsel to notify BCI’s transfer agent that a stop transfer restriction has been imposed with respect to all of the shares of Preferred Stock owned by such Stockholder (and that this Agreement places limits on the voting and Transfer of such shares), which shall remain in effect unless and until an acknowledgement in the form set forth in Annex B has been delivered to the Company prior to any Transfer.  Notwithstanding the foregoing sentence, if such a stop transfer is imposed and this Agreement is terminated, the Stockholders may notify the transfer agent that the stop transfer is terminated and the Company shall (and shall cause BCI to) provide any and all notices or instructions to reflect such termination.

14.  Fees and Expenses.  In accordance with the terms of the Engagement Letters, the Company shall timely pay in full the reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld, LLP and Houlihan Lokey Howard & Zukin, in their respective capacities as legal counsel and financial advisors to the Stockholders in connection with the Exchange Offer and Consent Solicitation; provided, however, the Company agrees that it will not terminate the engagements set forth in the Engagement Letters prior to the earlier of the termination of the Company’s obligations under this Agreement or the conclusion of the Exchange Offer and Consent Solicitation.

15.  Further Assurances.  Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement and the Exchange Offer and Consent Solicitation.

16.  Complete Agreement.  This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof.

The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

17.  Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery,  (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Broadwing Inc.

201 East Fourth Street

Cincinnati, OH  45202

Attention:  Thomas W. Bosse, Esq.

Facsimile:   (513) 397-9557

Telephone: (513) 397-9900

with a copy to:

Cravath, Swaine & Moore

825 Eighth Avenue

New York, NY  10019

Facsimile:  (212) 474-3700

Telephone:  (212) 474-1000

Attention:  William V.  Fogg, Esq. and

                  Robert Townsend, Esq.

if to a Stockholder, to the address set forth on the signature pages to this Agreement, with a copy to the Stockholders’ counsel:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY  10022

Facsimile:  (212) 872-1002

Telephone: (212) 872-1025

Attention:   Michael S. Stamer, Esq.

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

18.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law rules (except for Section 5-1401 of the New York General Obligation Law).

19.  Jurisdiction; Waiver of Jury Trial.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

20.  Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

21.  Specific Performance.  It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

22.  Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23.  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

24.  Additional Shares.  If, after the date hereof, a Stockholder acquires beneficial or record ownership of any additional shares of Preferred Stock for itself or any account or fund managed by such Stockholder (any such shares, “Additional Shares”), such Stockholder shall promptly notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Shares as if such Additional Shares had been shares of Preferred Stock owned by such Stockholder as of the date hereof.   The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such Stockholder of beneficial or record ownership of such Additional Shares.

25.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

26.  No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

27.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

28.  Consideration.  It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) has been paid or shall be due or paid to the parties for their agreement to support the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement, other than the Company’s agreement to use commercially reasonable efforts to obtain approval of confirmation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement.

29.  Disclosure of Individual Holdings.  Unless required by applicable law, the Company shall not disclose the number of shares of the Preferred Stock held by a Stockholder without the prior written consent of such Stockholder; provided, however, that if such disclosure is required by law, the Company shall afford such Stockholder a reasonable opportunity to review and comment upon any such disclosure prior to the release or publication thereof.  The foregoing shall not prohibit the Company from disclosing the aggregate number of shares of the Preferred Stock held by the Stockholders as a group.

30.  HSR Act.  In the event the Company and one or more of the Stockholders shall be required to make any filings with the Federal Trade Commission pursuant to the HSR Act, the Company shall timely pay all related filing fees and expenses that any such Stockholder would otherwise be required to pay in connection therewith.

31.  Mutual Release.  (a) In consideration of the agreements set forth herein and subject to paragraph (b) below (including that the releases provided for in this Section 31 are effective only upon the consummation of the Exchange Offer and Consent Solicitation), each of the signatories hereto hereby unconditionally releases, and forever discharges and acquits, BCI, its parent, subsidiaries and affiliates and their respective directors, officers, executives, employees, attorneys, advisors, representatives and shareholders (the “Released Persons”), from all, and all manner of, actions, suits, debts, claims, duties, payment and performance of all obligations, liabilities and indebtedness of every kind, direct or indirect, determined or undetermined, at law or in equity, whether or not asserted or raised and existing or alleged to exist or to have existed, at any time, which such signatory ever had or has or may have at this time against any Released

Person, arising out of, relating to, or incurred in connection with, the Preferred Stock, the Certificate of Designation, this Agreement or the Exchange Offer and Consent Solicitation, or any transaction entered into hereunder or thereunder or any action taken or omitted to be taken by the Released Persons hereunder or thereunder (collectively, the “Released Claims”).

(b)  The releases provided for by paragraph (a) above shall be effective upon the consummation of the Exchange Offer and Consent Solicitation.  The release by a signatory hereto will not apply if and to the extent that any payment or delivery, in whole or in part, by or on behalf of another signatory hereto under or in connection with this Agreement or the Exchange Offer and Consent Solicitation is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, all as though such payment or delivery had not been made.  Each signatory hereto hereby covenants not to sue or pursue any legal or equitable action against any other signatory hereto with respect to any Released Claim, and if any such signatory shall breach such covenant, then (i) such non-breaching signatory shall be entitled to collect from such breaching signatory all reasonable out-of-pocket costs and expenses, including attorneys’ fees, losses, claims and damages, incurred by such non-breaching signatory that are directly related to the defense of such action and (ii) the release granted to such breaching signatory by such non-breaching signatory shall be void ab initio and shall be deemed never to have been given.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

BROADWING INC.

By:	/s/ Mark W. Peterson
	Name:	Mark W. Peterson
	Title:	Vice President & Treasurer

ALLIANCE CAPITAL MANAGEMENT L.P., as investment advisor

By:	/s/ Michael Sohr
Name:	Michael Sohr
Title:	Vice President
1345 Avenue of the Americas
New York, NY 10105

FIDELITY MANAGEMENT & RESEARCH CO.:

Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund

Pension Investment Committee of General Motors for General Motors Employees Domestic Group Pension Trust

Commonwealth of Massachusetts Pension Reserves Investment Management Board

By:	/s/ Thomas Saviers
Name: Thomas Saviers
Title: Portfolio Manager
c/o Fidelity Investments
82 Devonshire Street, E20E
Boston, MA 02109
Attn: Nate Van Duzer

FIDELITY MANAGEMENT & RESEARCH CO.:

Fidelity Puritan Trust: Fidelity Puritan Fund

Variable Insurance Products Fund: High Income Portfolio

Variable Insurance Products Fund II: Asset Manager Portfolio

Illinois Municipal Retirement Fund Master Trust

Fidelity School Street Trust: Fidelity Strategic Income Fund

Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund

Fidelity Advisor Series I: Fidelity Advisor Balanced Fund

The Assets Management Committee of The Coca-Cola Company Master Retirement Trust

Variable Insurance Products Fund II: Asset Manager: Growth Portfolio

Fidelity Institutional High Yield Fund, LLC

By:	/s/ Mark Notkin
Name: Mark Notkin
Title: Portfolio Manager
c/o Fidelity Investments
82 Devonshire Street, E20E
Boston, MA 02109
Attn: Nate Van Duzer

GMT CAPITAL CORP.

By:	/s/ Joe Mathias
Name: Joe Mathias
Title: Vice President
2100 RiverEdge Parkway, Suite 840
Atlanta, GA 30328

GRYPHON PARTNERS L.P.

By:	/s/ Michael H. Scholten
Name: Michael H. Scholten
Title: Partner
500 Crescent Court, Suite 270
Dallas, TX 75201

MORGAN STANLEY INVESTMENT MANAGEMENT, on behalf of certain institutional accounts

By:	/s/ Deanna Loughnane
Name: Deanna Loughnane
Title: Executive Director
1 Tower Bridge
100 Front Street
West Conshohocken, PA 19428

OZ MANAGEMENT, LLC, as investment manager, on behalf of:

OZ MAC 13 LTD.
FLEET MARITIME, INC.
GOLDMAN, SACHS & CO. PROFIT
SHARING MASTER TRUST
OZ MASTER FUND, LTD.

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Chief Financial Officer
9 West 57th Street, 39th Floor
New York, NY 10019

OZF MANAGEMENT, L.P., as investment manager, on behalf of:

OZF CREDIT OPPORTUNITIES
MASTER FUND, LTD.
OZF CREDIT OPPORTUNITIES
MASTER FUND II, LTD.
By: OZF Management, LLC, General
Partner

By:	/s/ Stephen C. Freidheim
Name: Stephen C. Freidheim
Title: Managing Member
9 West 57th Street, 39th Floor
New York, NY 10019

Schedule A

To the Exchange and Voting Agreement

Stockholder and Number of Shares of Preferred Stock Held

NAME	SHARES OF PREFERRED STOCK

Alliance Capital Management L.P., as investment advisor	XXX

Fidelity Management & Research Co., on behalf of funds and accounts managed by it	XXX

GMT Capital Corp.	XXX

Gryphon Partners L.P.	XXX

Morgan Stanley Investment Management(1), on behalf of certain institutional accounts	XXX

OZ Management, LLC, as investment manager	XXX

OZF Management, L.P., as investment manager	XXX

Total	266,514

(1) With respect solely to Section 8(b)(ii), Morgan Stanley Investment Management (“MSIM”)  hereby qualifies its representations and warranties as follows:  (i) MSIM acts as asset manager/agent for account(s) that own Preferred Stock, (ii) MSIM does not have the voting authority with respect to such account(s) to grant an irrevocable proxy to the Company that is effective after the date of a Transfer, not caused or initiated by MSIM, of any shares of Preferred Stock subsequent to the date hereof, that results in the replacement of MSIM as asset manager/agent (a “Permitted Transfer”); and (iii) as of the date hereof, MSIM is not aware of any request to (x) Transfer any shares of Preferred Stock managed by MSIM to another asset manager/agent or (y) replace MSIM as asset manager/agent for any shares of Preferred Stock.  Provided that such representations and warranties are accurate, the Company and BCI agree that a Permitted Transfer will result in such shares of Preferred Stock no longer being subject to the terms and conditions of the Agreement.

Annex A

To the Exchange and Voting Agreement

Broadwing Inc.

Term Sheet For Proposed Exchange Offer and Consent Solicitation

This Term Sheet sets forth the principal terms and conditions, as each may be amended in accordance with the terms of the Exchange and Voting Agreement (the “Agreement”), by which Broadwing Inc. (the “Company”) intends to offer to exchange (the “Exchange Offer”) each outstanding share of 12 ½% Series B Junior Exchangeable Preferred Stock due 2009 (the “Preferred Stock”) of Broadwing Communications Inc. (“BCI”) for shares of the Company’s common stock, par value $0.01 per share (the “Broadwing Stock”), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the “Consent Solicitation”) of consents of the holders of the Preferred Stock to certain amendments to the related certificate of designation under which the Preferred Stock was issued to, among other things, eliminate all voting rights and restrictive covenants.  The Company also shall have the option to pay a portion of the Exchange Offer consideration in cash.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement .

EXCHANGE OFFER:

Each Stockholder, in exchange for all outstanding shares of Preferred Stock (plus accumulated and unpaid dividends thereon) owned by such Stockholder, will receive on the date of the closing of the Exchange Offer and Consent Solicitation (the “Closing Date”) a number of shares of Broadwing Stock determined by multiplying (i) the fraction, the numerator of which is the number of shares of Preferred Stock owned by such Stockholder on the Closing Date, and the denominator of which is the total number of shares of Preferred Stock outstanding on the Closing Date, by (ii) 14,148,329.  The Company shall have the option to pay a portion of the Exchange Offer consideration in cash, but in no event shall such cash payment exceed 1% of the total Exchange Offer consideration.

The consummation of the Exchange Offer will be subject to the condition that there be validly tendered and not withdrawn not less than 66 2/3% of the outstanding Preferred Stock (the “Minimum Tender Condition”).

The Exchange Offer will include a simultaneous  solicitation  of  consents (each, a “Consent”) to amendments to the certificate of designation under which the Preferred Shares were issued to, among other things, eliminate all voting rights and restrictive covenants therein and such other provisions as shall be determined by the Company.

All tendering holders of Preferred Stock will be deemed to have delivered a Consent with respect to any Preferred Stock tendered.

CONDITIONS TO CLOSING:	The Exchange Offer and Consent Solicitation will be subject to the following conditions, which may be waived by the Company in its sole discretion:

(i) the Minimum Tender Condition shall have been met;

(ii) the registration statement registering the Exchange Offer and Solicitation Consent having been declared effective by the Commission;

(iii) subject to Section 3(e) of the Agreement, the “First Stage Closing” referred to in the Sale Agreement shall have been consummated on or before June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement, together with any immaterial and non-economic amendments, waivers or supplements thereto after the date hereof;

(iv) the absence of any threatened or pending litigation or other legal action relating to the Exchange Offer or the Consent Solicitation or the Merger (as defined below);

(v) the Company shall not have received any unsolicited offer or expression of bona fide interest from a third party with respect to a

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potential merger, acquisition, business combination or other strategic combination involving BCI or the Company, that if the board of directors of BCI or the Company determines it to be in the best interests of BCI or the Company to accept, would alter the terms of the Exchange Offer and Consent Solicitation in a manner not permitted by Section 6 of the Agreement; and

(vi) no governmental approvals are required in order to complete the Exchange Offer or the Consent Solicitation or the Merger.

MERGER:

If the Exchange Offer and Consent Solicitation are completed, the Company  will effect a merger of BCI (the “Merger”), unless it is not lawful to do so, in which any remaining shares of Preferred Stock not tendered will be converted into the same number of shares of Broadwing Stock and cash, if any, that  tendering holders received in the Exchange Offer.

GOVERNING LAW:	New York law.

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Annex B

To the Exchange and Voting Agreement

[Form of Acknowledgement of Transfer]

Broadwing Inc.

201 East Fourth Street

Cincinnati, OH  45202

Attn:  Thomas W. Bosse, Esq.

Ladies and Gentlemen:

Reference is made to that certain Exchange and Voting Agreement, dated as of March 25, 2003 (the “Agreement”), by and among Broadwing Inc. (the “Company”) and certain beneficial owners of (or investment managers or advisors for accounts that own) the 12 ½% Series B Junior Exchangeable Preferred Stock due 2009 (the “Preferred Stock”) of Broadwing Communications, Inc.

[Name of transferor] intends to transfer [insert number] shares of Preferred Stock to the undersigned.

The undersigned acknowledges that the foregoing shares of Preferred Stock will be transferred to the undersigned subject to the Agreement and that the undersigned agrees to be bound by the terms of the Agreement for so long as the Agreement shall remain in effect.

Very truly yours,

[Transferee]

By:
Name:
Title: